Exhibit 10.2

STRICTLY PRIVATE AND CONFIDENTIAL

1 April, 2020
THERAVANCE BIOPHARMA UK LIMITED and BRETT HAUMANN
SERVICE AGREEMENT

THIS AGREEMENT is entered into between the parties on 1 April, 2020.

PARTIES

(1)	Theravance Biopharma UK Limited is a company registered in the United Kingdom and whose registered office is at 12 New Fetter Lane, London, United Kingdom, EC4A 1JP (the “Employer”); and

(2)	Brett Haumann of [address removed] (the "Executive").

AGREED TERMS

1.	Definitions

1.1	The following terms shall have the following meanings unless the context requires otherwise:

"Capacity" means as agent, consultant, director, employee, owner, partner, shareholder or otherwise;

"Commencement Date" means 1 April 2020;

"Confidential Information"  means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, customers, agents, shareholders or management, including (but not limited to): (a) business, financial or strategic information or plans; (b) technical data and know-how; (c) litigation, potential litigation or legal advice; (d) employment terms or pay of the Executive or others; (e) commercial terms with business partners; (f) products or services in the course of development; (g) processes or know-how; (h) details of any joint ventures, which (in each case) the Executive creates, develops, learns, receives or obtains in connection with the Executive’s employment before or after the date of this agreement, whether or not such information is marked confidential;

"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

"Garden Leave" means any period during which the Company has exercised its rights under clause 19;

"Group Company" means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;

"Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, improvement or innovation, whether patentable or capable of registration, and whether or not recorded in any medium;

"Permitted Investment" has the meaning given to it in clause 14.2; and

"Termination" means the termination of the Executive’s employment under this Agreement however caused, whether lawful or not, and "Termination Date" means the date of Termination.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and in the plural include the singular;

1.2.2

any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3	the headings are inserted for convenience only and shall not affect its construction;

1.2.4

reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5	reference to any regulator or other body includes a reference to any successor.

2.	Term of Employment

2.1

The Executive’s employment with the Company will commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other the following minimum advance written notice:

2.1.1	6 weeks’ notice;
2.1.2	such other longer period as required by law.
2.2	The Executive’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 29 October 2013.

3.	Pre-Conditions and Warranties

The Executive’s employment under this Agreement is conditional upon the Executive having produced to the Company for inspection original documents proving the Executive’s right to work lawfully in the United Kingdom.

4.	Duties

4.1	The Executive shall serve as Chief Medical Officer and Senior Vice President, Development (reporting to Rick Winningham) or in such other role as the Company may determine.

4.2	During the employment the Executive shall:

4.2.1	devote the whole of their working time, attention and abilities to the business of the Company and any other Group Company for which the Executive is required to work from time to time;

4.2.2	promptly make such reports to the Company in connection with the Executive’s duties or other such matters at such times as are reasonably required;

4.2.3	faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Company;

4.2.4	comply with all reasonable and lawful directions given by the Company;

4.2.5	report their own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Company immediately on becoming aware of it;

4.2.6	use their utmost endeavours to promote, protect, develop and extend the business of the Company;

4.2.7	comply with their common law, statutory, regulatory and fiduciary duties as well as any policies put in place by the Company from time to time;

4.2.8	exercise the Executive’s powers jointly with such other person that the Company may appoint; and

4.2.9	at all times conduct the business of each Group Company for which the Executive is responsible in a lawful and ethical manner.

5.	Place of Work

5.1	The normal place of work of the Executive is at the Executive’s home (or such other location as agreed between the Company and the Executive from time to time).

5.2	The Executive agrees to travel on any business of any Group Company (both within the United Kingdom and abroad) as may be required for the proper performance of the Executive’s duties.

5.3

The Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month. If the Executive is required to do so, their terms of employment during this time will be communicated with them separately.

6.	Hours of Work

6.1

The Executive shall work such hours as are required for the proper and efficient performance of their duties including the Company’s normal business hours which are 9am until 5:30pm from Monday to Friday.

6.2	The Executive agrees that the limit on weekly working time contained in Regulation 4 of The Working Time Regulations 1998 does not apply because Regulation 20 applies to the Executive.

7.	Salary

7.1

The Executive shall be paid a basic salary of £448,903 per annum subject to deductions required by law. The Executive’s salary shall accrue from day to day, shall be payable in equal monthly instalments in arrears on or about the last day of each month.

7.2	The salary paid to the Executive will be reviewed on or around 1 April 2021. The Company is under no obligation to award an increase following a salary review.

7.3

The Company may deduct from the salary or any other sums payable to the Executive any money owed to any Group Company by the Executive. The Executive will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Executive or any overpayments made to the Executive.

8.	Expenses

The Company shall reimburse any reasonable travel expenses wholly, exclusively and necessarily incurred by the Executive in the proper performance of the Executive’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Executive providing receipts or other evidence of payment as the Company may require.

9.	Annual Bonus

9.1

The Executive shall be entitled to participate in an annual bonus plan on such terms and with such individual, team or corporate targets as the Company may communicate from time to time which shall provide the Executive with an opportunity to be considered each year for a bonus equivalent to up to 50% of the Executive’s basic salary. The Company shall be entitled to determine whether such targets have been met and where such targets have been met in full or part shall have a discretion to determine whether to make payments and, if so, in what amount and when.

9.2

The Company may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Executive only) at its absolute discretion.  If the Executive receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Executive's contractual remuneration or fixed salary. In order to be eligible to receive a bonus payment, the Executive must be in the Company's employment and not under notice, given or received on the date that the bonus is paid. Bonus entitlement does not accrue in the course of a year, and the Executive is not entitled to payment of a bonus, or any pro rata portion of it, if the Executive leaves employment prior to the date that the bonus is paid.

9.3

The Executive shall not be eligible to be considered for any bonus nor shall any bonus be paid if the Executive is subject to any disciplinary action or investigation at the date any bonus is being considered and/or at the bonus payment date (as applicable) although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

10.	Pensions

10.1	The Company intends to comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008.

10.2

The Executive’s participation in the Company’s pension arrangements is subject to the rules of the relevant scheme and the statutory requirement as each are varied from time to time.  In particular the Company reserves the right to change the scheme provider, the funds available, the charging structure and the default fund from time to time.

11.	Benefits

During the course of employment the Executive may participate in benefit plans operated by the Company. The Executive’s participation in any such benefit plans are subject to the terms and conditions of any such plan. The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Executive.

12.	Holidays

12.1	The Executive shall be entitled to 28 days' paid holiday in each holiday year (which includes public holidays) to be taken at times convenient to the Company and authorised in advance.

12.2

The Company's holiday year runs from 1 January to 31 December. If the Executive’s employment commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

12.3

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. The amount of such payment in lieu shall be 1/260th of the Executive's salary for each untaken day of entitlement.

12.4

If on Termination the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise, one day's pay for each excess day calculated at 1/260th of the Executive’s salary.

12.5

If either party has served notice to terminate the employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

13.	Sickness

13.1

The Company may in its absolute discretion pay the Executive an amount equal to the Executive’s normal basic pay (“Company Sick Pay”) for the first 3 months of sickness absence in any rolling 12-month period, subject to such conditions as the Company may specify. Company Sick Pay will include any entitlement to statutory sick pay or any benefits provided by virtue of any permanent health insurance scheme. Company Sick Pay is also subject to the Executive’s compliance with this Agreement and will not be paid in respect of any period of illness that commences during the first 6 months of the Executive’s employment or whilst the Company is addressing performance or disciplinary issues.

13.2

The Executive must comply with the Company’s sickness absence notification procedures. Any period of absence of up to five days may be self-certified and any period of absence of more than five days must be supported by doctor’s certificate.

13.3

The Executive consents to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of any such report with the relevant doctor.

13.4

The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

14.	Outside Activities and Interests

14.1

The Executive shall not during the employment except as a representative of the Company or with the Company’s prior written consent (whether directly or indirectly, paid or unpaid) be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession.

14.2

Nothing in this Agreement shall prevent the Executive from holding an investment by way of shares or other securities to in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) provided always that during the term of the employment the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned .

15.	Confidential Information

15.1

Without prejudice to the Executive’s common law and fiduciary duties, the Executive shall not during employment or at any time after Termination and whether for their own benefit or for the benefit of any third party:

15.1.1	use any Confidential Information; or

15.1.2	disclose any Confidential Information to any person, company or other organisation whatsoever,

except in the proper course of their duties, as required by law or as authorised by the Company in writing.

15.2	The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information by others.

15.3	All Confidential Information and Copies shall be the property of the Company and the Executive shall not make any Copies save in the proper course of their employment.

15.4

Save as authorised by the Company, the Executive shall not make or publish any comment regarding to the business or affairs of any Group Company or any Group Companies’ current or former employees or directors to the media (including on social media).

16.	Intellectual Property

16.1

The Executive shall disclose to the Company details of all Inventions and of all works embodying Intellectual Property Rights made solely or jointly with others at any time during the term of the employment which relate to, or are capable of being used in, the business of any Group Company whether or not in the course of their ordinary duties and whether or not made in working time (together, the “Company IP”). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in such Company IP shall automatically, on creation, vest in the Company absolutely. To the extent that the Company IP does not vest automatically in the Company the Executive hereby assigns all right, title and interest in the Company IP to the Company with full title guarantee by way of a present assignment of all future rights and shall otherwise hold them on trust for the Company. The Executive agrees promptly to execute all documents and to do all acts as may, in the opinion of the Company, be necessary or desirable to give the Company full benefit of this clause.

16.2

The Executive irrevocably waives all “moral rights” under the Copyright, Designs and Patents Act 1988 (and, to the fullest extent permitted by law, all similar rights in other jurisdictions) which the Executive has or will have in any Company IP.

16.3

By way of security for the Executive’s obligations under this Agreement, the Executive irrevocably appoints the Company to be the Executive’s attorney to execute any instrument or to do anything and generally to use the Executive’s name for the purpose of giving the Company or its nominee the benefit of this clause. The Executive acknowledges in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

16.4

The Executive agrees that the Executive’s work for the Company will be the Executive’s own original work and the Executive will not violate the intellectual property rights of third parties.  The Company does not want and does not need any confidential information relating to any former employer of the Executive and the Executive agrees to not to copy, use or disclose such information.

17.	Payment in Lieu of Notice

17.1

The Company may, in its sole and absolute discretion, terminate the Executive’s employment under this Agreement at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 17 and that it will make a payment in lieu of notice ("PILON") to the Executive.  The Executive’s employment will terminate immediately and any PILON due to the Executive in accordance with the provisions of this clause 17 will be paid within 28 days. The PILON will be equal to the basic salary (as at the Termination Date) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less deductions required by law.

17.2	The Executive shall have no right to receive a PILON unless the Company has exercised its discretion in clause 17.1.

17.3

Notwithstanding clause 17.1, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment under this Agreement without notice in accordance with clause 18. In that case the Company shall also be entitled to recover from the Executive any PILON already made.

18.	Termination Without Notice

18.1

The Company may terminate the Executive’s employment under this Agreement with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued at the Termination Date) if in the reasonable opinion of the Company the Executive:

18.1.1	is guilty of gross misconduct; or

18.1.2	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses to comply with any reasonable and lawful directions of the Company; or

18.1.3	commits any serious or repeated breach of the Company’s policies or procedures; or

18.1.4	is grossly negligent or grossly incompetent in the performance of their duties;

18.1.5	is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made under the County Court Act 1984; or

18.1.6	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

18.1.7	is no longer eligible to work in the United Kingdom; or

18.1.8

is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

18.1.9	makes any statement or other form of communication that disparages or undermines the goodwill or reputation of any Group Company.

18.2	The rights of the Company under clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

18.3

The Company may suspend the Executive from any or all of the Executive’s duties during any period in which the Company is investigating any disciplinary matter involving the Executive or while any disciplinary procedure or regulatory investigation is outstanding.  Any such suspension shall not constitute disciplinary action. During any period of suspension, the Company may impose the same conditions that apply to Garden Leave.

19.	Garden Leave

19.1

Following service of notice to terminate the employment by either party, or if the Executive purports to terminate the employment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the employment.

19.2	During any period of Garden Leave:

19.2.1	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of any Group Company;

19.2.2	the Executive shall continue to receive their basic salary but shall not be entitled to receive any bonus or other incentives in respect of the period of Garden Leave;

19.2.3

the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the home of the Executive) as the Company may reasonably decide;

19.2.4	the Company may appoint another person to carry out the Executive’s normal duties;

19.2.5	the Executive shall remain an employee of the Company and bound by the terms of this Agreement;

19.2.6	the Executive shall be contactable during each working day (except during any periods taken as holiday in the usual way);

19.2.7

the Company may exclude the Executive from any premises of any Group Company, require the Executive to return any Group Company property and remove the Executive’s access from some or all of its information systems; and

19.2.8

the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of any Group Company as it may reasonably determine.

20.	Obligations Upon Termination

20.1	On Termination or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination by the Executive, the Executive shall:

20.1.1

immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Executive’s possession or control;

20.1.2

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company;

20.1.3	provide such handover of their duties as the Company shall consider appropriate; and

20.1.4	provide a signed statement confirming full compliance with the obligations under clauses 20.1.1 and 20.1.2 together with such reasonable evidence of compliance as the Company may request.

21.	Post Termination Restrictions

During the term of employment and for one (1) year thereafter, the Executive will not directly or indirectly, either themselves or through others, encourage or solicit any employee of the Company to leave the Company for any reason. This obligation shall not affect any responsibility the Executive has as an employee of the Company with respect to the bona fide hiring  and firing of Company personnel.

22.	Statutory Particulars

22.1

The Executive is subject to the Company's disciplinary and grievance procedures, copies of which are available upon request (although the Company reserves the right to deviate from these procedures in light of the Executive’s seniority). These procedures do not form part of the Executive’s contract of employment.

22.2	If the Executive wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with Rick Winningham.

22.3	There is no collective agreement which affects the Executive’s employment or this Agreement.

23.	Workplace Privacy

23.1	The Executive’s attention is drawn to the Company’s Privacy Notice which is available upon request.

23.2

The Executive consents to the Company monitoring their communication and electronic equipment including, without limitation, the Company's telephone, chat and e-mail systems, information stored on the Company's computer equipment (including all electronically stored information that is the property of the Company), recordings from the Company's closed circuit television cameras and any other computer equipment or other device used by the Executive in the performance of their duties.

24.	General

24.1

The Executive will, at the request of the Company at any time after the Termination Date, co-operate and provide assistance to any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning any Group Company where the Executive is aware of any facts or other matters which the Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) on the understanding that the Company will pay any reasonable expenses for which receipts and other supporting documents are provided to the reasonable satisfaction of the Company and provided any expense is authorised in advance by the Company).

24.2

If the Executive’s employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Executive acknowledges and agrees that there shall be no claim against the Company or any undertaking arising out of or connected with such termination.

24.3

This clause applies if the Executive subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an "Incentive") or may do so. Upon Termination, the Executive's rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria)

24.4

A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Executive to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

24.5

This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

24.6

The Executive agrees that in entering into this Agreement the Executive does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this

Agreement. The Executive waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement.

24.7

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives). If the Executive commences employment or continues in employment without executing a copy of this Agreement and fails to object within one month of the Commencement Date then the Executive will be deemed to have agreed to its terms.

24.8	The Executive shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement.

24.9

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

24.10

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company.  No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

24.11

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

24.12

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Signed by Rick E Winningham for and on behalf of Theravance Biopharma UK Limited	/s/ Rick E Winningham
Signature

Signed as a deed by Brett Haumann in the presence of:	/s/ Brett Haumann
Signature

/s/ Connor Haumann
Witness’s Signature

Name of witness	Connor Haumann

Address of witness	[address removed]

Occupation of witness	Student